Exhibit 10.32

FOR OFFICIAL USE ONLY

20 December 2022

Mr Kurt Drewes Chief Technology Officer VAST SOLAR PTY. LTD. [***] [***]	[***] [***] T. [***] ABN 35 931 927 899 www.arena.gov.au

Dear Mr Drewes,

Re: Conditional Offer of Funding – German-Australian Hydrogen Innovation and Technology Incubator (HyGATE) (BR009)

Thank you for your proposal titled ‘Vast Solar; Fichtner; Port Augusta; 24x7 Solar Powered Methanol Production’ (Project) that you submitted to the Australian Renewable Energy Agency (ARENA) under the HyGATE Funding Round (Funding Round).

ARENA has now completed its assessment of your Project in accordance with the Advancing Renewables Program Guidelines and the additional requirements and clarifications included in the HyGATE-Updated Funding Announcement. Similarly, the German Federal Ministry of Education and Research (BMBF) and Projektträger Jülich (PtJ) have completed their assessment of your Proposal. ARENA and BMBF/PtJ have agreed on an outcome.

Following the above assessment process, I am pleased to advise you that ARENA wishes to negotiate the terms of an ARENA funding agreement for up to $19.48 million (excluding GST) of ARENA funding for the Project. The award of such funding is subject to your agreement to the funding conditions (Funding Conditions) contained in this letter as set out below and the finalisation of a funding agreement (Funding Agreement) in a form and substance satisfactory to ARENA. PtJ will notify your German project partner separately.

Pending execution of a Funding Agreement, we require you to treat the contents of this letter and any ensuing discussions with respect to your application as confidential. Disclosure to third parties must only be with the prior written consent of ARENA. Any media releases are to be jointly agreed between ARENA and Vast Solar. ARENA reserves the right to terminate discussions should any of these conditions not be met, including with respect to negotiation of the Funding Agreement.

Funding Conditions

The ARENA Board has approved ARENA funding of up to $19.48 million (GST exclusive) subject to the following being in a form and substance satisfactory to ARENA:

•	Confirmation of successful award of funding to the Project and its partners from the German Government through the HyGATE initiative.

•	Confirmation of an eligible project developer with sufficient capacity and capability to deliver the project is secured by 31 March 2023.

•	Confirmation that the project developer / equity partner meets PtJ funding requirements with further detail on the proposed equity partner and key conditions to investment.

FOR OFFICIAL USE ONLY

•	Agreement of appropriate stage gates and funding envelope for a maximum of $3.0 million for up to 50% of external costs for Front End Engineering and Design (FEED) prior to a Final Investment Decision (FID).

•	Provision of an updated project timeline including details of the work packages and the stages between pre-feasibility and commissioning.

•	Further detail on the pathway to commercialisation including justification of cost assumptions and the consortium’s plans to achieve commercial scale renewable solar methanol production by 2030.

•	Further detail on BSE’s experience in developing methanol production plants, and clarification of the owner of the methanol synthesis technology.

•	Further detail on the development of Calix’s CO2 capture technology and the risks involved in integrating the CO2 within BSE’s methanol synthesis process.

•	Throughout the project, identify alternative sources of carbon that would absorb carbon from the atmosphere.

•	Finalisation of the project budget and financial model including documentation to support key assumptions within the financial model.

•	Finalisation of all project documents including offtake arrangements.

•	Finalisation of an ARENA funding agreement confirming how knowledge sharing with German partners will be shared in Australia, a risk management plan, community consultation plan, IP management plan and a Funding Agreement with the German Government with appropriate linkages between the ARENA and German Government Funding Agreements to support the Project.

FOR OFFICIAL USE ONLY

Funding Agreement

ARENA wishes to finalise negotiation of the Funding Agreement within 60 days from 31 January 2023. A number of the above funding conditions will need to be progressed prior to commencing substantive negotiations on the Funding Agreement. ARENA may choose to extend this period at its discretion, and you may request an extension in writing. ARENA reserves the right to limit to negotiations to those proposed departures set out in the compliance table submitted in your Full Application.

A binding legal agreement will not be achieved until a Funding Agreement has been executed by ARENA and Vast Solar or an approved project developer, and no funds will be payable until that time. ARENA is free to withdraw from the negotiations in relation to your application prior to the execution of any final executed Funding Agreement without any liability or obligation to Vast Solar, any consortium member or other third party. Any actions undertaken by Vast Solar, or any third party (including a consortium member) in reliance of this letter or any activities contemplated by it, will be at Vast Solar or that party’s own risk and expense.

If Vast Solar wishes to proceed based on the terms outlined in this letter please sign and return a copy of this letter at your earliest convenience.

Yours sincerely,

/s/ Ian Kay

Ian Kay
Chief Financial Officer

Signed in acceptance:	/s/ Craig Wood

Name Craig Wood

Title CEO and Director

Organisation Vast Solar Pty Limited